                                   EXHIBIT 5.1

                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068


January 14, 2000

Bionx Implants, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 400
Blue Bell, PA  19422

Re: Registration Statement on Form S-3 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel to Bionx Implants, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of its common stock subscription rights (the "Rights") and shares (the "Shares") of the Company's common stock, par value $0.0019 per share (the "Common Stock"), to be offered (the "Rights Offering") by the Company pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Rights and the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that (a) all Rights will be granted in accordance with the terms of the Rights Offering as described in the Registration Statement, (b) all Shares issued upon exercise of the Rights will be issued in accordance with the terms of the Rights Offering as described in the Registration Statement, and (c) the purchase price of all Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Pennsylvania Business Corporation Law as applied by courts located in the Commonwealth of Pennsylvania.

Subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of the Rights in accordance with the terms of the Rights Offering as described in the Registration Statement, will be duly authorized, validly issued and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Counsel" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,


                                /s/  Lowenstein Sandler PC
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                                LOWENSTEIN SANDLER PC